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                                                                   Exhibit 10.17

                                 OFFICE SUBLEASE

          THIS SUBLEASE (this "Sublease") is made and entered into the 20th day of March, 1996, between Hughes Aircraft Company ("Sublandlord"), and DIRECTV ("Subtenant").

                                   WITNESSETH:

1. Sublandlord and Subtenant hereby agree as follows:

     (a) Sublease. Sublandlord hereby leases to Subtenant and Subtenant hereby hires from Sublandlord the following described premises (the "Premises") on the basis of all of the terms, covenants and conditions set forth herein:

     Location:       2230 E. Imperial Highway
                     El Segundo, California 90245

     Building Name   R08

     Rentable Square Feet through 12/31/96: 129,180(Floors 5-11)
                          Effective 1/1/97: 205,210(Floors 1-11)

     (b) Subtenant may use and occupy the Premises for offices, engineering and all other uses incidental and related thereto and for any other lawful business and commercial purpose.

2. Term. The Sublease shall have a term commencing on the dates set forth on Exhibit "A" attached hereto and incorporated herein by reference (the "Commencement Date") and ending December 31, 2008, provided, however, if the Commencement Date occurs on a date other than the first day of the calendar month, there shall be added to the term the partial month from the Commencement Date to, but not including, the first day of the calendar month following the Commencement Date.

3. Rent. The monthly rent payable hereunder shall be paid in accordance with the scheduled attached hereto as Exhibit A and A-1 ("Rent"), payable in advance to Sublandlord on the

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Commencement Date and thereafter on the first day of every calendar month during the term. Rent for any period of less than one month shall be apportioned on a per diem basis for the number of days of such month from and including the Commencement Date.

4. Operating Expenses.

     (a) Effective from the commencement dates set forth on Exhibit A through December 31, 1996, Subtenant shall pay to Sublandlord as additional rent an amount equal to "Subtenant's Share" of Operating Expenses as defined in the Master Lease, a copy of which is attached hereto as Exhibit "B" and incorporated herein by reference. Subtenant's Share represents a fraction, the numerator of which is the number of square feet of rentable area in the Premises and the denominator of which is the number of square feet of rentable area in the Building, as the same exists from time to time.

     (b) Prior to the commencement of each calendar year of the term following the Commencement Date, Sublandlord shall have the right to give to Subtenant a written estimate of Subtenant's Share of the projected Operating Expenses for the ensuing year. Subtenant shall pay such estimated amount to Sublandlord in equal monthly installments, in advance, on the first day of each month. Within a reasonable period after the end of each calendar year, Sublandlord shall furnish Subtenant a statement indicating in reasonable detail the Operating Expenses for such period and the parties shall, within 30 days thereafter, make any payment necessary to adjust Subtenant's payments to Subtenant's actual share of such excess, as indicated by such annual statement.

     (c) "Operating Expenses" shall mean, subject to the provisions hereof, all expenses of Sublandlord, as determined in accordance with sound, generally accepted accounting principles, consistently applied, actually incurred by Sublandlord during a particular calendar year (or to the extent applicable, a portion thereof), in connection with and related solely to the ownership, management, operation and maintenance of the Building, including all real estate taxes and assessments on the Building (and

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substitutions and/or additions thereto generally recognized as taxes or assessments by comparable landlords).

     (d) "Operating Expenses" shall specifically exclude: any cost or expense relating to (i) all repairs, alterations, improvements, additions and replacements to the Building and Sublandlord's personal property which under sound and reasonable accounting principles, are properly classified as capital expenditures, capital repairs or capital improvements; except capital improvements or alterations (A) intended to effect economies in the operation of the Building, to the extent of the reduction in other Operating Expenses reasonably anticipated by Sublandlord at the time of the original expenditure or (B) required under any governmental Law (defined below) adopted following the Commencement Date (provided that the cost of any such permitted capital improvements or alterations shall be amortized, using a reasonable financing rate over their reasonable, expected useful life); (ii) all financing costs, including interest and principal payments on any debt, and expenditures required by any lender; (iii) any income tax, excess profits or revenue tax, excise tax or inheritance tax, gift tax, franchise tax, corporation tax, estate, succession or other similar tax; (iv) any voluntary assessments; (v) any casualty repairs or damage; (vi) payments to Sublandlord or its affiliates in excess of market rates for services provided; (vii) earthquake insurance; (viii) costs reimbursed by tenants or others; (ix) tenant work or preparing space for lease; (x) marketing; (xi) disputes with tenants, lenders and partners; (xii) the investigation, reporting, disposal, treatment, maintenance, removal or remediation of Hazardous Materials, (xiii) general corporate overhead of Sublandlord, and (xiv) items not customarily chargeable as operating expenses by first class office buildings.

     (e) Sublandlord shall, at Subtenant's request, make available to Subtenant for inspection and examination all books and records that relate to the payment of Operating Expenses and the matters described therein. If Subtenant disputes any portion of Sublandlord's statement and the parties cannot resolve their differences within thirty (30) days thereafter, either party may

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elect to have the matter resolved by arbitration in accordance with the rules of the American Arbitration Association.

     (f) Effective January 1, 1997, this Sublease shall become a triple net lease and Subtenant shall be responsible for providing all of its own services and utilities to the entire building as set forth in Exhibit A-1.

5. Compliance with Law. Subtenant shall promptly comply with all governmental laws, statutes, rules, regulations, orders and ordinances (collectively, "Laws") affecting the Building or the Premises applicable to use or occupancy of the Premises, relating to tenant improvements in the Premises, or triggered or made applicable by any special use of or activity in the Premises by Subtenant (as opposed to normal office use) (a "Special Use"). Except for application of Laws affecting the Building or the Premises by reason of a Special Use, Sublandlord shall promptly comply with all Laws applicable to all common areas in the Building (outside of the Premises) or applicable to the Building shell, core, skin, foundation, structural elements, basic building systems (but not distribution thereof within the Premises) or other areas generally recognized by landlords of comparable buildings as not constituting tenant improvements.

6. Sublandlord's Title and Other Obligations. Sublandlord covenants, warrants and agrees (i) that it has the right and authority to execute this Sublease and to perform its obligations hereunder and (ii) that it will, subject to force majeure and other delays beyond its control, deliver possession of the Premises to the Subtenant at or prior to the Commencement Date.

7. Building Services and Equipment. Subtenant shall maintain the Premises and the tenant improvements therein in reasonable condition, reasonable wear and tear and acts of God excepted. Sublandlord will maintain the Building shell and core, common areas and basic building systems (other than distribution thereof within the Premises) in good condition, and will furnish the following services and utilities: (i) reasonable elevator service, (ii) heat, ventilating, and air-conditioning consistent with that provided in first class office buildings ("First Class

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Standard") twenty four hours each day, seven days per week, (iii) cleaning and janitorial service, including removal of rubbish and furnishing washroom supplies consistent with a First Class Standard, (iv) hot and cold running fresh water adequate for Subtenant's purposes, (v) reasonable amounts of electricity for the lighting of the Premises and operation of Subtenant's office machines, appliances and equipment, except where particular equipment of Subtenant utilizes materially more electricity (and as a result the Premises uses materially more electricity) than generally used in the Building, in which case Subtenant shall reimburse Sublandlord for such excess usage at Sublandlord's reasonable cost, (vi) provision, installation, and replacement of all Building standard light bulbs and tubes, (vii) maintenance of the parking area, walks and driveways, (viii) removal of ice, snow and litter from walks, driveways and parking area, and (ix) access to the Premises twenty-four (24) hours a day. In the event that Subtenant suffers a material interference of its use and enjoyment of any portion of the Premises by reason of (i) any interruption of any building service or any utility, (ii) any entry by Sublandlord into the Premises, or any construction activities by the Sublandlord in or around the Building, (iii) any interference with access to the Premises, or (iv) any unhealthful environmental, indoor air or Hazardous Materials condition (other than those conditions caused by Subtenant) which renders the Premises or a portion thereof untenantable (and as a result thereof Subtenant actually does not occupy such space) and such condition continues for five (5) substantially consecutive days or for ten (10) days in any twelve (12) month period, Rent, additional rent and all other charges payable by Subtenant hereunder shall abate in a reasonable amount based upon the degree of interference of Subtenant's use and enjoyment of its Premises, until the date Subtenant's full use and enjoyment of the entire Premises is restored (or is otherwise made available).

8. Removal of Goods and Subtenant's Repairs. At the expiration of the term, Subtenant will remove its personal property, trade fixtures, goods and effects (except as elsewhere provided herein) and will deliver to Sublandlord the Premises in reasonable condition, "broom-clean," subject to Sublandlord's obligations to

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repair, and damage by fire, the elements, casualty, acts of God and
Sublandlord's negligence. Subtenant acknowledges that the Premises are in the condition depicted on the attached Exhibit "D" incorporated herein by reference and Subtenant agrees to return the Premises to the same condition at the end of the term of this Sublease. If at the time of any alteration to the Premises, Sublandlord notified Subtenant that Sublandlord would require Subtenant to remove any such alteration at the expiration of the term, and such alteration is not of a nature which is compatible with and useful in general office premises of most office tenants, at the expiration or early termination of this Sublease, Sublandlord may require Subtenant to remove such alteration and to restore the portion of the Premises affected to its condition prior to such alteration. Subtenant shall repair any damage to the Premises caused by Subtenant's removal or restoration of its alterations, personal property, trade fixtures, good and effects as provided herein.

9. Improvements and Alterations. Subtenant may at its own expense and without the consent of Sublandlord place partitions, fixtures, personal property, and the like, in the Premises and may make nonstructural improvements, installations, changes and alterations (collectively, "Alterations") in the interior of Premises which do not violate any Laws, do not affect the exterior appearance of the Building or adversely affect basic Building systems. Subtenant may make structural and all other Alterations only after first obtaining Sublandlord's written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

10. Fire or Casualty.

     (a) In the event of damage or destruction to all or any portion of the Premises or the Building which materially impacts Subtenant's use of, or business in, the Premises and where full repair and restoration of such damage cannot be completed within one hundred twenty (120) days of such damage, either party may terminate this Sublease as of the date of such damage by written notice to the other party given within 45 days of such damage. In the event this Sublease is not terminated, Sublandlord shall

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promptly rebuild and restore the Building, the Premises and all improvements therein to their condition immediately prior to such damage, provided, however, that if such restoration is not complete within one hundred eighty (180) days from the date of such damage, Subtenant may, at its option, terminate this Sublease. In any case, all Rent, additional rent and other charges payable by Subtenant hereunder shall be reasonably abated on a basis proportionate to the interference with Subtenant's use, and operation of business in, the Premises from the date of damage until all damage is restored and Subtenant has been given a reasonable period to move back in. Sublandlord's duty to restore the Premises shall not include Subtenant's personal property.

     (b) Subtenant waives all claims, actions and rights against Sublandlord, its agents and contractors with respect to any damage to Subtenant's personal property in the Premises insurable under a typical ISO "Special Causes of Loss" (or comparable) policy of insurance and Sublandlord waives all claims against Subtenant, its agents and contractors with respect to any damage to the Building, all improvements contained therein and Sublandlord's personal property insurable under a typical ISO "Special Causes of Loss" (or comparable) policy of insurance. Each of Sublandlord's and Subtenant's policies of property damage insurance shall contain customary waivers of all subrogation rights against the other party.

11. Eminent Domain.

     (a) In the event all or any portion of the Premises shall be taken (permanently or for any period in excess of one hundred twenty (120) days) under the power of eminent domain, or sold to prevent or under the threat of the exercise thereof (collectively, a "Taking"), and if, in the reasonable judgment of Subtenant, the remaining Premises, if any, is insufficient for the operation of Subtenant's business in the Premises, Subtenant shall have the right to terminate this Sublease upon delivery of written notice to Sublandlord given at any time within sixty (60) days following the date Subtenant is notified in writing of such Taking. In the event that this Sublease is not terminated,

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Sublandlord shall, with reasonable diligence, proceed to restore the Building and the Premises (other than Subtenant's personal property) to a complete functioning unit of substantially the same usefulness, design and construction as that existing immediately prior to the date of the Taking. In such case all Rent, additional rent and all other charges payable by Subtenant hereunder shall be reasonably and proportionately abated, based upon the degree of interference with Subtenant's business operations in the Premises, until the Building and Premises are fully restored and Subtenant is given a reasonable period to move in. Sublandlord shall be entitled to receive the entire award in connection with any Taking and Subtenant shall receive no part of such award, except that Subtenant shall be entitled to make a separate claim against the condemning authority (i) for the value of Subtenant's property, fixtures and its improvements so condemned, (ii) Subtenant's relocation costs, and (iii) any special condemnation awards available to tenants similarly situated.

12. Insurance and Indemnity.

     (a) Subject to the provisions of this Section 12, Subtenant shall maintain during the term at a minimum a customary commercial general liability insurance policy with not less than Two Million Dollars ($2,000,000.00) combined single limit coverage for both bodily injury and property damage. Such insurance shall provide that the insurer shall endeavor to provide thirty (30) days prior written notice of cancellation to Sublandlord and Subtenant and in the case of any commercial general liability policy, shall name Sublandlord as an additional insured. Subtenant may, at its option, (i) satisfy any of its insurance obligations under this Sublease with any so-called "blanket" policy or policies of insurance or self-insurance program now or hereafter carried or maintained by Subtenant and/or (ii) provide for reasonable deductibles with respect to all such insurance.

     (b) Subtenant shall during the term maintain All Risk Insurance, including earthquake and flood when reasonably available on the personal property, equipment, fixtures, trade

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fixtures and machinery therein owned by the Subtenant. Such insurance shall be for the full replacement cost of such property.

     (c) Subject to the provisions of Section 10, Subtenant shall indemnify and hold harmless Sublandlord, its officers, employees, agents and invitees from and against any and all claims, actions, losses, damages, costs and expenses (collectively, "Claims and Damages") arising from the Subtenant's use of the Building and Land, including the Premises and common areas or from the conduct of Subtenant's business or from any activity or work permitted by the Subtenant in or about the Building and Land and shall further indemnify and hold Sublandlord harmless from Claims and Damages arising from negligence or willful misconduct of Subtenant. The foregoing indemnity shall not apply to the extent of any negligence or willful misconduct of Sublandlord or any of Sublandlord's agents, contractors or employees.

13. Assignment and Sublease. Subtenant shall not assign this Sublease nor sublease any portion of the Premises without the prior written consent of Sublandlord, which shall not be unreasonably withheld or delayed.

14. Signs. Subtenant may place its standard signs on the Building and may have its name placed in the Building Directory in the lobby of the Building.

15. Parking. Sublandlord shall provide Subtenant with its prorata share of the unreserved parking spaces for the use of Subtenant's employees and invitees in garages or paved parking areas in or adjacent to the building in which the Premises are located.

16. Holdover. If Subtenant remains in the Premises beyond the expiration of the term, the Sublease will continue in force on a month-to-month basis. In the event that such holdover shall result in Sublandlord losing another lease or having to delay the commencement of another lease or occupancy, and Subtenant's holdover shall continue after delivery to Subtenant of written

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notice of the possibility of such loss (and reasonably describing the expected nature, scope and timing of the new occupancy), Subtenant shall indemnify, defend and hold Sublandlord harmless from all Claims and Damages resulting from such continued occupancy.

17. Subtenant Default. Any failure by Subtenant to pay any installment of Rent, or to make any other payment required to be made by Subtenant hereunder when due within ten (10) days after receipt of written notice of such failure by Subtenant from Sublandlord, or to perform or comply with any other material provision of this Sublease to be performed or complied with by Subtenant, where such failure continues for thirty (30) days after delivery of written notice of such failure by Sublandlord to Subtenant shall constitute a default by Subtenant under this Lease (a "Subtenant Default"); provided, however, that if the nature of any nonmonetary failure is such that the same cannot reasonably be cured within such thirty (30) day period, the same shall not constitute a Subtenant Default if Subtenant shall, within thirty (30) days of such notice, commence such cure, and thereafter diligently prosecute such cure to completion. Upon the occurrence of any such Subtenant Default, Sublandlord may pursue, at its option, any and all statutory and/or common law remedies available for such a default, including, without limitation, in California, the remedy described in Section 1951.4 of the California Civil Code (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

18. Notices. Any notice or demand by either party to the other must be in writing and shall be served by personal service, facsimile or overnight express courier by a nationally recognized courier service. Notices shall be addressed to Sublandlord and Subtenant at their address shown on the signature page hereof. Each party may change its address by notice to the other party. Notices delivered personally or by facsimile shall be deemed received upon delivery, in the case of personal delivery, and upon confirmation of receipt, in the case of facsimile transmission, provided that the same are confirmed by regular

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mail sent within two (2) business days thereafter. Notices delivered by overnight courier shall be deemed received on the next succeeding business day.

19. Quiet Enjoyment. Subtenant, on paying the Rent and performing the covenants of this Sublease on its part to be performed, shall peaceably and quietly have, hold, occupy and enjoy the Premises for the term of this Sublease and any extension or renewal thereof without hindrance, claim, ejection or interference by Sublandlord or any other person or entity claiming through Sublandlord. Sublandlord agrees to notify Subtenant at least sixty (60) days prior to the commencement of any construction in the Building or immediately adjacent thereto, to the extent such construction is within the control of Sublandlord.

20. Successors. Subject to Section 13, this Sublease shall bind and inure to the benefit of the parties hereto and their permitted heirs, representatives, successors and assigns.

21. Additional Provisions. Subtenant may limit and control access to the Premises in accordance with security procedures required by the United States, or any department or agency thereof or in accordance with Subtenant's own reasonable internal security procedures.

22. Hazardous Materials.

     (a) Sublandlord hereby represents, warrants and agrees that (i) Sublandlord has disclosed in writing to Subtenant any release, or disposal of any Hazardous Material (defined below) known to Sublandlord in, on, under or about the Premises or the Building (or on or under adjacent land), (ii) all operations or use of the Building or any portion thereof (except that Sublandlord shall not be responsible for the operations or use of Subtenant) shall at all times during the Term be in full compliance with all Laws then governing Hazardous Materials, and (iii) as to any Hazardous Material in violation of Laws discovered in, on, under or about the Building during the term caused by Sublandlord (not released by Subtenant or any agent

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thereof), required to be remediated under applicable Laws or otherwise posing an unreasonable risk to the health or safety of Subtenant's employees or customers, Sublandlord shall at its sole expense (A) promptly commence and diligently prosecute to completion remediation thereof in compliance with all Laws; and (B) indemnify, defend and hold Subtenant harmless from all Claims and Damages asserted by any governmental agency or by adjacent and successor landowners or other lessees arising therefrom.

     (b) Subtenant shall (i) comply with all Laws applicable to any Hazardous Materials stored, used, handled or brought onto the Building by Subtenant or any contractor, employee or agent thereof, (ii) promptly commence and diligently prosecute to completion remediation in compliance with all Laws (and shall indemnify, defend, and hold Sublandlord harmless from all Claims and Damages related to) any Hazardous Materials released into the environment in, under or about the Building by Subtenant or any contractor, agent or employee thereof required to be remediated under applicable Laws or otherwise posing an unreasonable risk to the health or safety of individuals in or about the Building.

     (c) "Hazardous Material" includes any hazardous, explosive, radioactive or toxic substance, material or waste which is regulated by any federal, state or local governmental authority, including any material or substance which is (I) defined or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance," "hazardous material," "pollutant" or "contaminant" under any Law, (ii) petroleum or any petroleum derivative, (iii) any flammable explosive, (iv) any radioactive material, or (v) any polychlorinated biphenyl."

23. Miscellaneous.

23.1 Counterparts. This Sublease may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

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23.2 Sole Agreement. This Sublease contains all of the understandings of the parties and all representations made by either party to the other are merged herein.

23.3 Modification. This Sublease may not be modified in any respect except by a document in writing executed by both parties hereto or their respective successors.

23.4 Attorneys' Fees. If any party commences an action against the other, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and cost.

23.5 Binding Effect. This Sublease shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns.

23.6 Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State in which the Premises is located.

     IN WITNESS WHEREOF, this Sublease has been duly executed by the parties hereto as of the date first above written.

DIRECTV,                                    Hughes Aircraft Company, a
a California corporation                    Delaware corporation


By:    /s/ Illegible                        By:    /s/ Illegible
       ---------------------                       -----------------------
Title: President                            Title: Director of Real Estate
       Subtenant                                   Sublandlord

Address for Notice                          Address for Notice

DIRECTV                                     HUGHES AIRCRAFT COMPANY
Attn. Site Manager                          P.O. Box 80028
2230 E. Imperial Highway                    Los Angeles, CA 90080-0028
El Segundo, California 90245                Attn.: Corporate Real Estate

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